Exhibit 5.1

Fleming PLLC

30 Wall Street 8th Floor

New York, New York 10005

November 12, 2021

Ipsidy Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as legal counsel to Ipsidy Inc., a corporation formed under the laws of the State of Delaware (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the sale of an aggregate of up to 9,871,714 of the Company’s common shares (the “Shares”) of which 525,001 Shares have been issued pursuant to Restricted Stock Award Agreements under the Company’s 2017 Stock Incentive Plan (the “Plan”) and other compensation arrangements, up to 8,627,017 that are issuable upon exercise of stock options (“Options”) that have been granted in accordance with the Plan and other compensation arrangements and up to 719,696 that may be issued under the Plan.

In so acting we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares presently outstanding are validly issued, fully paid and non-assessable and the Shares that are issuable upon the exercise of the Options or issued pursuant to the Plan will, when issued in accordance with the terms of the Plan (including but not limited to delivery of the exercise price payable in connection with such exercise), be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date of this letter and is limited to matters of Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Subject to the qualifications set out above, the opinions set forth herein relate exclusively to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours very truly,

/s/ Fleming PLLC

Fleming PLLC